Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES FIRST QUARTER FISCAL 2016 RESULTS
Net Sales Increased 20.1% to $57.2 million
Adjusted EBITDA Increased 17.3% to $9.4 million
Adjusted Fully Distributed Net Income Per Share Increased 31.6% to $0.25
Loudon, TN - November 3, 2015 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the first quarter of fiscal 2016 ended September 30, 2015.
Highlights for the First Quarter of Fiscal 2016

•	Net sales increased 20.1% to $57.2 million compared to the first quarter of fiscal 2015.

•	Unit volume increased 22.6% to 825 boats, including 79 units from Australia.

•	Net sales per unit decreased 2.0% to $69,382 and net sales per unit in the U.S. increased 2.0% to $72,245 compared to the first quarter of fiscal 2015.

•	Gross profit increased 21.6% to $14.7 million and gross margin increased 30 basis points to 25.7% compared to the first quarter of fiscal 2015.

•	Adjusted EBITDA increased 17.3% to $9.4 million from the same period in fiscal 2015.

•	Adjusted fully distributed net income increased 9.5% to $4.7 million, or $0.25 per share, compared to the first quarter of fiscal 2015.

Jack Springer, Chief Executive Officer, stated, "Malibu had another excellent quarter, meeting or exceeding our financial and operating targets for the seventh straight quarter since our IPO. The U.S. market, our largest market by far, continues to perform well and more than offsets any currency related challenges we face in Canada and other international markets. In the first fiscal quarter, we have already introduced three new boats: the Axis A20, the Wakesetter 20 VTX and the Wakesetter 25 LSV. Orders for the new models were up significantly in the first quarter and all three have been very well received. We debuted the Wakesetter 25 LSV as our newest wakeboarding and wakesurfing competition boat at the Malibu Evolution Pro season ending event and pro athletes raved that the 25 LSV had the best wakes of any boat they had ridden all year. We believe the 25 LSV is the most versatile best performing 25 foot boat on the market, and early sales are well ahead of our initial projections. We have one additional boat we plan to formally unveil later this month. This will be a very special boat for that most discerning customer who wants the absolute best performance combined with the ultimate experience in luxury and premium lifestyle. We believe it will be the most attention-getting, best performing boat released in the performance sports segment in years."

Mr. Springer also stated, "Malibu began manufacturing our own trailers in July as part of our continued vertical integration plan. This introduction has gone very well and is already paying dividends for us. We manufacture far more boat components than any of our competitors, providing significant advantage to our dealers and retail customers on both the operating and value sides of the equation. We expect the continued growth in our segment and strong execution will continue to deliver industry leading results."

Exhibit 99.1

Results of Operations for the First Quarter of Fiscal 2016

	Three Months Ended September 30,
	2015	2014
	(In thousands, except unit data)
Net sales	$57,240	$47,659
Cost of sales	42,530	35,566
Gross profit	14,710	12,093
Operating expenses:
Selling and marketing	2,262	1,638
General and administrative	4,626	6,426
Amortization	547	724
Operating income	7,275	3,305
Other income (expense):
Other	7	—
Interest expense	(1,316)	(9)
Other expense	(1,309)	(9)
Net income before provision for income taxes	5,966	3,296
Provision for income taxes	1,986	907
Net income	3,980	2,389
Net income attributable to non-controlling interest	422	1,009
Net income attributable to Malibu Boats, Inc.	$3,558	$1,380

Unit volumes	825	673
Net sales per unit	$69,382	$70,815
Comparison of the First Quarter Ended September 30, 2015 to the First Quarter Ended September 30, 2014
Net sales for the three months ended September 30, 2015 increased $9.6 million, or 20.1%, to $57.2 million as compared to the three months ended September 30, 2014. Included in net sales for the three months ended September 30, 2015 were net sales of $4.8 million attributable to our Australian operations acquired in the second quarter of fiscal 2015. Unit volume for the three months ended September 30, 2015 increased 152 units, or 22.6%, to 825 units as compared to the three months ended September 30, 2014. Excluding 79 units added as a result of the acquisition of our Australian business noted previously, unit volumes increased 10.9% due primarily to the demand-driven increase in our daily production rate over first quarter of fiscal 2015. Net sales per unit decreased approximately 2.0% to $69,382 per unit for the three months ended September 30, 2015 compared to the three months ended September 30, 2014, primarily driven by our Australian operations, which carry a lower average selling price per unit, and the elimination of parts sales between our operations in the U.S. and Australia. Net sales per unit for our U.S. operations on a stand alone basis increased approximately 2.0% to $72,245 for the three months ended September 30, 2015 compared to three months ended September 30, 2014. The increase was primarily driven by higher prices on new model year product, partially offset by increased discount activity on international sales to offset the impact of negative foreign currency fluctuations on sales prices and increased sales of our Axis brand which carry a lower average selling price than our Malibu brand.
Cost of sales for the three months ended September 30, 2015 increased $7.0 million, or 19.6%, to $42.5 million as compared to the three months ended September 30, 2014. The increase in cost of sales in the first quarter of fiscal 2016 was due in part to increased volumes as a result of both the acquisition of our Australian licensee, which closed in the second quarter of fiscal 2015, and higher throughput at our U.S. operations. Cost of sales per unit for our U.S. operations decreased approximately 1.3% for the three months ended September 30, 2015 compared to the three months ended September 30, 2014, primarily driven by the elimination of costs related to part sales between

Exhibit 99.1

our operations in the U.S. and Australia, partially offset by higher warranty costs associated with the extension of our warranty from three to five years for model year 2016 product.
Gross profit for the three months ended September 30, 2015 increased $2.6 million, or 21.6%, to $14.7 million compared to the three months ended September 30, 2014. The increase in gross profit resulted primarily from higher volumes. Gross margin for the three months ended September 30, 2015 increased to 25.7% from 25.4% over the same period in the prior fiscal year. The increase in gross margin was primarily driven by higher prices on new model year products as well as vertical integration efforts around trailer manufacturing, which went into full production at the beginning of the first quarter of fiscal 2016. Gross margin for our U.S. operations increased to 25.9%, or 56 basis points, for the three months ended September 30, 2015 compared to the first quarter of fiscal 2015.
Selling and marketing expense for the three month period ended September 30, 2015 increased approximately $0.6 million, or 38.1%, to $2.3 million compared to the three months ended September 30, 2014, due to seasonal sponsorship efforts and strategic consulting, as well as incremental selling and marketing related expenses in Australia. General and administrative expenses for the three months ended September 30, 2015 decreased $1.8 million, or 28.0%, to $4.6 million as compared to the three months ended September 30, 2014, largely due to decreased legal costs of $2.3 million primarily related to our previously settled litigation in the first quarter of fiscal 2015. For the three months ended September 30, 2015, general and administrative expenses for our Australian operations excluding amortization were $0.4 million. Amortization expense for the three months ended September 30, 2015 decreased $0.2 million, or 24.4%, to $0.5 million primarily due to the full amortization of our dealer relationship intangible acquired in 2006 during the first quarter of fiscal 2015, offset by amortization attributable to intangible assets acquired in the acquisition of our Australian licensee in October 2014.
Operating income for the three month period ended September 30, 2015, increased to $7.3 million from $3.3 million for the three month period ended September 30, 2014. Adjusted EBITDA in the first quarter of fiscal 2016 increased 17.3% to $9.4 million and Adjusted EBITDA margin decreased to 16.5% from 16.9% in the first quarter of fiscal 2015.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss first quarter fiscal 2016 results today, November 3, 2015, at 8:30 a.m. Eastern Standard Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #62058943. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statements in this press release concerning our expectations for our new boat to be released in November, and our expectation of strong growth in our segment and that we will continue to deliver industry leading results.

Exhibit 99.1

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"). Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense and offering related expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A common stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of noncontrolling interest as a result of member owner exchanges of LLC Units into shares of Class A Common Stock.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Exhibit 99.1

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

ICR
John Rouleau/Rachel Schacter
(203) 682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Media Contact

Malibu Boats, Inc.
Mike Quinlan
Director of Marketing
(865) 458-5478

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share data)

	Three Months Ended September 30,
	2015	2014
Net sales	$57,240	$47,659
Cost of sales	42,530	35,566
Gross profit	14,710	12,093
Operating expenses:
Selling and marketing	2,262	1,638
General and administrative	4,626	6,426
Amortization	547	724
Operating income	7,275	3,305
Other income (expense):
Other	7	—
Interest expense	(1,316)	(9)
Other expense	(1,309)	(9)
Net income before provision for income taxes	5,966	3,296
Provision for income taxes	1,986	907
Net income	3,980	2,389
Net income attributable to non-controlling interest	422	1,009
Net income attributable to Malibu Boats, Inc.	$3,558	$1,380

Comprehensive income (loss):
Net income	$3,980	$2,389
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	(1,257)	—
Other comprehensive loss, net of tax	(1,257)	—
Comprehensive income, net of tax	2,723	2,389
Less: comprehensive income attributable to non-controlling interest, net of tax	289	1,009
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$2,434	$1,380

Weighted average shares outstanding used in computing net income per share:
Basic	17,942,085	14,783,986
Diluted	17,948,835	21,426,037
Net income available to Class A Common Stock per share:
Basic	$0.20	$0.09
Diluted	$0.20	$0.09

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	September 30, 2015	June 30, 2015

Assets
Current assets
Cash	$10,859	$8,387
Trade receivables, net	11,253	9,482
Inventories, net	23,966	20,393
Deferred tax asset	590	629
Prepaid expenses and other current assets	1,431	1,370
Total current assets	48,099	40,261
Property and equipment, net	15,376	14,946
Goodwill	12,049	12,665
Other intangible assets, net	13,136	13,995
Debt issuance costs, net	1,092	1,158
Deferred tax asset	105,512	106,001
Other assets	41	102
Total assets	$195,305	$189,128
Liabilities
Current liabilities
Current maturities of long-term debt	$7,000	$6,500
Accounts payable	14,643	9,151
Accrued expenses	12,876	14,135
Income taxes and tax distribution payable	921	784
Payable pursuant to tax receivable agreement, current portion	2,969	2,969
Total current liabilities	38,409	33,539
Deferred tax liabilities	958	1,084
Payable pursuant to tax receivable agreement	93,619	93,501
Long-term debt	70,000	72,000
Other long-term liabilities	823	275
Total liabilities	203,809	200,399
Stockholders' Deficit
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,882,085 shares issued and outstanding as of September 30, 2015; 100,000,000 shares authorized; 17,858,726 issued and outstanding as of June 30, 2015	178	178
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 23 shares issued and outstanding as of September 30, 2015; 25,000,000 shares authorized; 24 issued and outstanding as of June 30, 2015	—	—
Additional paid in capital [1]	33,359	32,973
Accumulated other comprehensive loss	(3,338)	(2,081)
Accumulated deficit	(42,719)	(46,239)
Total stockholders' deficit attributable to Malibu Boats, Inc. [1]	(12,520)	(15,169)
Non-controlling interest [1]	4,016	3,898
Total stockholders’ deficit	(8,504)	(11,271)
Total liabilities and deficit	$195,305	$189,128
1 During the first quarter of fiscal 2016, the Company identified an error related to an overstatement of the non-controlling interest held by LLC Unit holders in the LLC and a corresponding understatement in paid in capital attributable to the Company's proportional ownership interest in the LLC. In accordance with Financial Accounting Standards Board ASC Topic 250, Accounting Changes and Error Corrections,

Exhibit 99.1

the Company evaluated the materiality of the error from quantitative and qualitative perspectives, and concluded that the error was immaterial to the Company’s prior period interim and annual consolidated financial statements. Since the revision was not material to any prior period interim or annual consolidated financial statements, no amendments to previously filed interim or annual periodic reports are required. Consequently, the Company revised the historical consolidated financial information presented herein and will reflect the same revisions in its forthcoming fiscal 2016 Form 10-K.

For the fiscal year ended June 30, 2015, the immaterial error correction resulted in a decrease in non-controlling interest of $11,688 and a corresponding increase for the same amount in additional paid in capital within stockholders' deficit on the condensed consolidated balance sheet and within the statement of stockholders' deficit. There was no change in total stockholders’ deficit for the fiscal year ended June 30, 2015.

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2015	2014
Net income	$3,980	$2,389
Provision for income taxes	1,986	907
Interest expense	1,316	9
Depreciation	775	543
Amortization	547	724
Professional fees [1]	170	2,551
Acquisition and integration related expenses [2]	330	397
Stock based compensation expense [3]	340	487
Offering related expenses [4]	—	44
Adjusted EBITDA	$9,444	$8,051
Adjusted EBITDA margin	16.5%	16.9%

(1)	Represents legal and advisory fees related to our intellectual property litigation with Pacific Coast Marine Windshields Ltd., Nautique Boat Company, Inc., and MasterCraft Boat Company, LLC.
(2)
Represents legal and advisory fees as well as integration related costs incurred in connection with ongoing and completed acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(3)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(4)
For the three months ended September 30, 2014, this represents legal, accounting and other expenses directly related to our follow-on offering that closed on July 15, 2014. There were no such offerings for the three months ended September 30, 2015.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. stockholders to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2015	2014

Net income attributable to Malibu Boats, Inc.	$3,558	$1,380
Provision for income taxes	1,986	907
Professional fees [1]	170	2,551
Acquisition and integration related expenses [2]	330	397
Fair market value adjustment for interest rate swap [3]	557	—
Stock based compensation expense [4]	340	487
Offering related expenses [5]	—	44
Net income attributable to non-controlling interest [6]	422	1,009
Fully distributed net income before income taxes	7,363	6,775
Income tax expense on fully distributed income before income taxes [7]	2,614	2,439
Adjusted fully distributed net income	$4,749	$4,336

Adjusted Fully Distributed Net Income per share of Class A Common Stock [8]:
Basic	$0.25	$0.19
Diluted	$0.25	$0.19

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [9]:
Basic	19,348,424	22,502,031
Diluted	19,348,424	22,502,031

(1)	Represents legal and advisory fees related to our intellectual property litigation with Pacific Coast Marine Windshields Ltd., Nautique Boat Company, Inc., and MasterCraft Boat Company, LLC.
(2)
Represents legal and advisory fees as well as integration related costs incurred in connection with ongoing and completed acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(3)	Represents the loss on the change in the fair value of our interest rate swap entered into on July 1, 2015.
(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)
For the three months ended September 30, 2014, this represents legal, accounting and other expenses directly related to our follow-on offering that closed on July 15, 2014. There were no such offerings for the three months ended September 30, 2015.

(6)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(7)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% and 36.0% of income before income taxes for the three months ended September 30, 2015 and 2014, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding offering related expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(8)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (9) below.
(9)
Represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services. For the three months ended September 30, 2015 we had 17,882,085 shares of Class A Common Stock outstanding, 1,404,923 remaining LLC Units not held by the Company outstanding and 73,374 fully vested restricted stock units outstanding. For the three months ended September 30, 2014, we had 15,436,944 shares of Class A Common Stock outstanding, 7,001,844 remaining LLC Units not held by the Company, and 63,243 fully vested stock units outstanding.